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                                                                 Exhibit 3.0


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                   e-NET, INC.

         e-Net, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is e-Net, Inc. e-Net, Inc. was originally incorporated under the name Nightware Technologies, Inc. and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 9, 1995.

         2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation.

         3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

         FIRST: The name of the Corporation is

                                   e-NET, INC.

         SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, County of New Castle, Wilmington, DE 19801. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: (a) The total number of shares of common stock which this Corporation is authorized to issue is fifty million (50,000,000) shares, $.01 par value.

              (b) Effective as of the close of business on March 15, 1996, each issued and outstanding share of common stock with a par value of $.01 per share is subdivided and reclassified into 600 shares of common stock with a par value of $.01 per share.


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              (c) Effective as of March 18, 1997, each issued and outstanding share of common stock with a par value of $.01 is combined and reclassified, on a one-for-two basis, into one-half of one share of common stock with a par value of $.01 per share. This amendment, which originally was contained in a Certificate of Amendment filed on April 14, 1997, shall affect, as of March 18, 1997, only the shares of common stock issued and outstanding as of such date and, except with respect to those shares affected as of such date, shall have no effect as of the date of the Certificate of Amendment on shares of common stock issued and outstanding on the date of the Certificate of Amendment.

         FIFTH:  The Corporation is to have perpetual existence.

         SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever, and they shall not be personally liable for the payment of the Corporation's debts except as they may be liable by reason of their own conduct or acts.

         SEVENTH: The following provisions are inserted for the management of the business and the conduct of affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

              (a) The number of directors comprising the Board of Directors of the Corporation shall be such as from time to time shall be fixed by or in the manner provided in the By-Laws, but shall not be less than one. Election of directors need not be by ballot unless the By-Laws so provide.

              (b) The Board of Directors shall have the power, unless and to the extent that the Board may from time to time by resolution relinquish or modify the power, without the assent or vote of the shareholders: to make, alter, amend, change, add to or repeal the By-Laws of the Corporation; to fix and vary the amount of capital of the Corporation to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits, and to fix the times for the declaration and payment of dividends.

         EIGHTH: The Corporation shall, to the fullest extent permitted by applicable law as it presently exists or may be amended from time to time, indemnify, defend and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he, or a person for whom he is a legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another Corporation or of a partnership, joint


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venture, trust enterprise or nonprofit entity, including services with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney's fees) reasonably incurred by such person. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director.

         TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

         ELEVENTH:  The name and address of the incorporator is:

                              Robert A. Veschi
                              13605 Hopkins Road
                              Germantown, MD 20874

         TWELFTH: The name and address of each person who is to serve as a director until the first annual meeting of stockholders or until his or their successors are elected and qualified shall be as follows:

                              Robert A. Veschi
                              13605 Hopkins Road
                              Germantown, MD 20874

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by Robert A. Veschi, its authorized officer, this 18th day of December, 1998.

                                   e-NET, INC.



                              By:/s/ Robert A. Veschi
                                 ---------------------------
                                 Robert A. Veschi, President


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